Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements: 1991 Stock Option Plan (File #33-48505), 1996 Stock Option Plan (File #333-24857), Robert Whitty Stock Option Plan (File #333-18109), 1998 Stock Option Plan (File #333-81259), 2000 Employee Stock Option Plan (File #333-62026) and the 2000-B Employee Stock Option Plan (File #333-62028) on Form S-8 of our report dated March 4, 2005 relating to the consolidated financial statements of EDAC Technologies Corporation and subsidiaries (the “Company”) as of and for the year ended January 1, 2005.

/s/ Carlin, Charron & Rosen, LLP

Glastonbury, Connecticut
March 4, 2005